MID-STATE RACEWAY, INC.

                              INFORMATION STATEMENT

                       1999 ANNUAL MEETING OF SHAREHOLDERS

                        WE ARE NOT ASKING YOU FOR A PROXY


GENERAL INFORMATION

     This Information Statement is being delivered in connection with the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Mid-State Raceway, Inc. (the "Company") to be held on Friday, June 25, 1999 at 2:00 p.m. local time for the purposes of electing four Directors whose terms will expire at the Company's 2002 Annual meeting of Shareholders. The Annual Meeting will be held at the Miracle Mile Room, Vernon Downs, Vernon, New York.

     The Company's principal executive offices are located at Vernon Downs, Vernon, New York 13476. The telephone number at that address is (315) 829-2201.

     This Information Statement and the Annual Report to Shareholders were first mailed on or about June 4, 1999, to all shareholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARES OUTSTANDING

     Shareholders of record at the close of business on May 26, 1999 are entitled to notice of, and to vote at, the Annual Meeting. At the record date 250,386 shares of the Company's $0.10 par value common stock ("Common Stock") were issued, outstanding and entitled to vote at the Annual Meeting.

VOTING

     Every shareholder voting for the election for Directors is entitled to one vote for each share held of record on the record date. The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Directors are elected by a plurality of the votes cast at the meeting.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders which are intended to be presented by such shareholders at the Company's 2000 Annual Meeting must be received by the Secretary of the Company at the Company's principal executive offices no later than April 1, 2000 in order to be included in the information statement or proxy soliciting material, as the case may be, relating to that meeting.


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


BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of 12 meetings during the calendar year ending December 31, 1998. No person who is presently a Director of the Company attended fewer than 75 percent of all such meetings of the Board of Directors and of the Committees, if any, on which such Director served. Gwen K. Bennett, Patrick Bombardo and Paul V. Noyes, however, were elected to the Board on August 13, 1998, and so did not attend any Board of Directors or Committee meetings prior to that date.

     The Company has a standing Compensation-Labor Relations Committee of the Board of Directors.

     The Company's Compensation-Labor Relations Committee currently consists of Justice M. Cheney, Patrick Bombardo and Jeremiah Law. The Compensation-Labor Relations Committee reviews compensation and benefits for the Company's employees and makes recommendations to the Board of Directors. Except for Justice M. Cheney, no member of the Compensation-Labor Relations Committee was or is an employee of the Company.

     The Company has no Audit Committee or Nominating Committee. The Board of Directors, however, performs the functions of Nominating Committee and may nominate one or more persons for election to the Board of Directors. Any shareholder may nominate one or more persons for election to the Board of Directors, provided such nomination is in writing, received by the Secretary of the Company at the Company's principal executive office not less than 30 days prior to the meeting date and is accompanied by the written consent of such nominee to serve as a director.

COMPENSATION OF DIRECTORS

     The Company does not compensate persons for serving on its Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer for services to the Company during the three fiscal years ended December 31, 1998.

Name and Principal Position                 Year      Salary      Bonus    Other
---------------------------                 ----      ------      -----    -----
Justice M. Cheney .....................     1998      $46,316      --        --
President and Chief
  Executive Officer

     No other executive officer received an annual salary and bonus in excess of $100,000 over the last three fiscal years. Justice M. Cheney is currently receiving an annual salary of $60,000.


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


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 26, 1999 (i) by each person who is known by the Company to own beneficially more than five percent of the Company's common stock, (ii) each Director and nominee for Director of the Company and (iii) all Directors and Executive Officers as a group.

                                                     Shares Beneficially Owned
     Directors, Executive Officers                   -------------------------
        5% Shareholders                               Number          Percent
     -----------------------------                   --------        ---------
  Standardbred Enterprises, Ltd.
  3837 Peterboro Road
  Oneida, New York 13421 ......................      126,657(4)       50.58%

  Abe Acee, Jr.(1).............................          200              (2)
  Gwen K. Bennett(1),(4).......................        8,949            3.57%
  Patrick Bombardo(1)..........................          100              (2)
  Justice M. Cheney(1),(6).....................          270              (2)
  Thomas M. Hunter(1)..........................            0               0
  Edward A. Kiley(5)...........................          250              (2)
  Jeremiah Law(1)..............................          510              (2)
  Dr. Robert Legler, DVM(5)....................            0               0
  James J. Moran(1),(6)........................          100              (2)
  Paul V. Noyes(1).............................          600              (2)
  David Slyman, Sr.(1).........................            0               0
  Neil Wager(1),(3)............................        1,750              (2)
  Wesley E. Wendt, Sr.(5)......................            0               0

All Directors and Executive
  Officers as a Group (11 persons) ............      139,236           55.60%
------------

(1)  Director of the Company

(2)  Denotes less than one percent of ownership

(3) Mr. Wager is managing member of NW Investors II, LLC which claims ownership of 126,657 shares in the name of Standardbred Enterprises, Ltd. by virtue of those shares being pledged to it as security for a loan and such load being in default.

(4) Mrs. Bennett is the majority shareholder of Standardbred Enterprises, Ltd., which owns 126,657 shares of the Company. Neil Wager and the Trustee of the Bennett Funding, Inc. Bankruptcy claim ownership of the shares.

(5)  Nominee for Director

(6)  Executive Officer of the Company


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


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Such officers, directors and 10% shareholders are also required by SEC Rules to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of copies of such reports received by it, the Company believes that during the calendar year ended December 31, 1998, all such filing requirements were complied with in a timely fashion.

ELECTION OF DIRECTORS

     DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Board of Directors is comprised of three classes of Directors; each of which class contains up to four directors who serve staggered three-year terms. The terms of Jeremiah Law, David Slyman, Sr. and Neil Wager will expire at the 1999 Annual Meeting of Shareholders. The names of the Company's Directors whose terms extend beyond the 1999 Annual meeting and who will continue in office following such meeting are as follows:

         Name of Director                            Term Expires
         ----------------                            ------------
         Abe Acee, Jr. ...........................        2000
         Justice M. Cheney .......................        2000
         Thomas M. Hunter ........................        2000
         Gwen K. Bennett .........................        2001
         Patrick Bombardo ........................        2001
         James J. Moran ..........................        2001
         Paul V. Noyes ...........................        2001

     ABE ACEE, JR. (age 53) has served as a Director since December 1997. He has been a resident of Vernon, New York for 20 years and is proprietor of the Nothin' Fancy Cafe and Country Edition in Vernon, New York. From 1977 to 1993, he has provided feed service to Vernon Downs and also brokered hay and straw to major Standardbred and Thoroughbred facilities and breeding farms in the northeastern United States. He is one of the founders of the Vernon Merchants Association and continues to be an active member of the Association.

     GWEN K. BENNETT (age 41) has served as a Director since August 1998. She is President of the Comfort Suites Hotel at Vernon Downs. Mrs. Bennett has previously worked in managerial or service positions with Pizza Hut, the Squat and Gobble Restaurant, Carinci's Restaurant and Days Inn. Mrs. Bennett has been licensed by the United States Trotting Association and the New York State Racing and Wagering Board for approximately 10 years. She is a member of the Town of Vernon Merchants Association as well as being active with Choice Hotels International.


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


     PATRICK BOMBARDO (age 56) has served as a Director since August 1998. He is General Manager of the Comfort Suites Hotel at Vernon Downs. He is an experienced professional with more than 20 years of business experience, specializing in accounting, operations, management, training and finance. Mr. Bombardo served as Chief Financial Officer/Controller at J-K Independent Lumber Corporation in New Hartford from 1986 to February 1998. He possesses leadership experience in retailing, manufacturing and service organizations.

     JUSTICE M. CHENEY (age 66) has been President and Chief Executive Officer of the Company since December 1997, and has served as a Director since December 1997. He was an adjunct professor with the Department of Vocational/Technical Education, SUNY Oswego. He has been a member of the United States Trotting Association since 1953 and is licensed as an owner, trainer, driver and breeder of Standardbred horses. He has raced harness horses as both a driver and trainer at Vernon Downs, Saratoga Raceway and various New York State and County Fairs.

     THOMAS M. HUNTER (age 52) has served as a Director since December 1997. He has been a licensed Standardbred trainer since 1980 and is licensed as such by the New York State Racing and Wagering Board. Mr. Hunter is currently employed by H&B Marketing working in the area of advertising sales. Prior to 1992, Mr. Hunter was a self-employed businessman working in telecommunications management, marketing sales and development.

     JAMES J. MORAN (age 59) has been Secretary of the Company since 1994 and Assistant Secretary since 1985. He has served as a Director since 1986. He has been Director of Publicity/Public Relations since 1975 and Track Announcer since 1964. He is past President and Chairman of the Board of the North American Harness Publicists Association and Secretary/Treasurer of the Vernon Chapter of the United States Harness Writers Association.

     PAUL V. NOYES (age 68) has served as a Director since August 1998. He is a prominent area lawyer with an office in Sherrill, New York. He is a graduate of Hamilton College and Cornell University Law School. He is a Board member of the Mid-York Foundation, Kenwood Benevolent Society, Oneida Community Mansion House, Madison County Children's Camp, Mid-York Library System, and serves as Treasurer for the Madison County Democrat Committee.


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


NOMINEES

     Four Directors are to be elected at the Annual Meeting. The terms of these Directors will expire at the 2002 Annual Meeting of Shareholders or until their successors have been elected and qualified. The following persons have been nominated by Company shareholders for election to the Board of Directors: Edward
A. Kiley, Jeremiah Law, Dr. Robert Legler, DVM, and Wesley E. Wendt, Sr. Except for Jeremiah Law, none of the nominees are presently Directors of the Company.

     Certain information regarding each nominee is set forth below:

     EDWARD A. KILEY is a 1964 graduate of Brown University and Dean's List and Cum Laude graduate of the Syracuse University School of Law. A member of the New York, Florida and United States Supreme Court bars before retiring from the practice of law in 1995. He is currently employed as a financial planner. He is the eldest son of Vernon Downs founder William F. Kiley.

     JEREMIAH LAW has served as a Director of the Company since December 1997. He is the proprietor of the Squat and Gobble Restaurant in Vernon, New York.

     DR. ROBERT LEGLER, DVM underwent his pre-med studies at Siena College after four years of United States Submarine Service where he attained the rank of Petty Officer 1st Class. He is a 1965 graduate of Cornell University's College of Veterinary Medicine. He worked at the Gluck Equine Research Station-University of Kentucky as an intern, and as an assistant to Dr. John Steele in Vernon. He set up his own veterinary practice in 1968 and has been employed as the track veterinarian at Vernon Downs since 1995. He has owned and managed the Bar-Log, Inc. logging and building operation and the Barb Farm, which is devoted to the breeding and racing of Standardbreds. He also maintained a competitive stable of draft horses. He is presently the owner and general manager of the Vernon Apartments. Dr. Legler serves on the Town of Vernon Zoning Board of Appeals.

     WESLEY E. WENDT, SR. is a self-made and successful businessman. He has bought, improved and then sold many properties in Oneida and Madison counties. In addition, he has owned and operated several restaurants, most notably Dibbles Inn in Vernon, New York. He now manages all food service enterprises at the Vernon Downs Racetrack. In the Spring of 1998, when this track was close to financial collapse, he organized on short notice a loan of one million dollars to the track. For many years, he has supported very quietly and generously many civic causes.

OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting.


                                         THE BOARD OF DIRECTORS


Dated: June 4, 1999